Exhibit 10.1

EIGHTH AMENDMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 30, 2007

among
GOODRICH PETROLEUM COMPANY, L.L.C.,
as Borrower,
BNP PARIBAS,
as Administrative Agent,
and
The Lenders Party Hereto

EIGHTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Eighth Amendment”) dated as of November 30, 2007, is among GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (“Borrower”); each of the undersigned Guarantors (collectively, the “Guarantors”); BNP PARIBAS, as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”) for the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and the undersigned Lenders.
R E C I T A L S
     A. Borrower, Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of November 17, 2005, as amended by the First Amendment to Amended and Restated Credit Agreement, dated December 14, 2005, the Second Amendment to Amended and Restated Credit Agreement, dated June 21, 2006, the Third Amendment to Amended and Restated Credit Agreement, dated August 30, 2006, the Fourth Amendment to Amended and Restated Credit Agreement, dated November 30, 2006, the Fifth Amendment to Amended and Restated Credit Agreement, dated August 7, 2007, the Sixth Amendment to Amended and Restated Credit Agreement, dated September 17, 2007 and the Seventh Amendment to Amended and Restated Credit Agreement, dated September 25, 2007 (as amended, the “Credit Agreement”), pursuant to which the Lenders have made certain loans to and other extensions of credit on behalf of Borrower.
     B. Borrower has requested, and the Lenders have agreed, to amend certain provisions of the Credit Agreement.
     C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all article and section references in this Eighth Amendment refer to articles and sections of the Credit Agreement.
     Section 2. Amendments to Credit Agreement.
     2.1 Definitions.
     (a) Section 1.1 is hereby amended by amending and restating or adding the following definitions:
“Agreement” means this Amended and Restated Credit Agreement, as amended by the First Amendment to Amended and Restated Credit Agreement, dated December 14, 2005, the Second Amendment to Amended and Restated Credit Agreement, dated June 21, 2006, the Third Amendment to Amended and Restated

Credit Agreement, dated August 30, 2006, the Fourth Amendment to Amended and Restated Credit Agreement, dated November 30, 2006, the Fifth Amendment to Amended and Restated Credit Agreement, dated August 7, 2007, the Sixth Amendment to Amended and Restated Credit Agreement, dated September 17, 2007, the Seventh Amendment to Amended and Restated Credit Agreement, dated September 25, 2007 and the Eighth Amendment to Amended and Restated Credit Agreement, dated November 30, 2007.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Termination Date.
“Eighth Amendment Effective Date” means November 30, 2007.
“Intercreditor Agreement” means that certain Intercreditor Agreement entered into on the effective date of the Second Lien Term Loan Agreement by and among the Administrative Agent, Borrower and the administrative agent of the Second Lien Term Loan Agreement, on substantially the terms and conditions set forth in the Summary of Terms and Conditions dated November 27, 2007, as the same may from time to time be amended, modified, supplemented or restated.
“PD PV” means the PV of Proved Developed Reserves of Borrower and the other Companies as described in the most recently delivered Reserve Report.
“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, and “Proved Developed Reserves” means Proved Reserves which are either Proved Developed Producing Reserves or Proved Developed Nonproducing Reserves.
“PV” means, with respect to any Proved Reserves expected to be produced from any Mineral Interests, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to Borrower’s and the other Companies’ collective interests in such reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum

Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) appropriate adjustments shall be made to reflect the economic impact and cash flows of Swap Agreements, provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit Borrower or any other Company, (c) the pricing assumptions used in determining PV for any particular reserves shall be based upon the following price decks: (i) for natural gas, (A) the forward price quotation for deliveries of natural gas for each of the first five calendar years from the New York Mercantile Exchange for Henry Hub and (B) with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (ii) for crude oil, (A) the forward price quotation for deliveries of West Texas Intermediate crude oil for each of the first five calendar years from the New York Mercantile Exchange for Cushing, Oklahoma and (B) with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (d) the cash-flows derived from the pricing assumptions set forth in clause (c) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period.
“Second Lien Notes” means the Notes issued pursuant to the Second Lien Term Loan Agreement, together with all amendments, modifications, replacements, extensions and rearrangements thereof permitted by Section 9.9(b).
“Second Lien Term Loan Agreement” means a Second Lien Term Loan Credit Agreement entered into on or before December 31, 2007, among Borrower, BNP Paribas, as Administrative Agent, and the lenders party thereto, on substantially the terms and conditions set forth in the Summary of Terms and Conditions dated as of November 27, 2007, and together with all amendments, modifications and supplements thereto permitted by Section 9.9(b).
“Total PV” means at any time the PV attributable to Proved Reserves as most recently determined and certified to the Lenders in accordance with Section 2.6, as the same may be adjusted from time to time pursuant to Section 8.18(c) and Section 9.10(e) and further adjusted, if necessary, to exclude a portion of reserves other than Proved Developed Reserves such that not less than 60% of Total PV is attributable to PD PV.
     2.2 Section 3.2(c)(v)(A). Section 3.2(c)(v)(A) is hereby amended and restated in its entirety as follows:
“(A) 100% of the Net Cash Proceeds of any Debt incurred by any Restricted Company and 100% of the Net Cash Proceeds less the purchase price of any call spread option permitted by Section 9.9(a) of the sale or issuance of any Equity Interests of any Restricted Company. Such prepayment shall be made no later than five Business Days after the receipt of such proceeds and”
     2.3 Section 9.9(a). Section 9.9(a) is hereby amended and restated in its entirety as follows:
“(a) Distributions. No Restricted Company may declare, make, or pay any Distribution except Distributions paid in the form of additional common stock, and distributions to any other Restricted Company; provided, however, that, so long as no Potential Default or Borrowing Base Deficiency exists or would result therefrom, (i) Goodrich may make regularly scheduled interest payments, in cash, on the Convertible Notes, (ii) Goodrich may pay regularly scheduled dividends, in cash, on the Existing Preferred Stock and (iii) on or before December 31, 2008, Goodrich may purchase one or more call spread options on shares of its Equity Interests with the proceeds of one or more substantially contemporaneous offerings of its Equity Interests (other than Disqualified Capital Stock), and Goodrich may thereafter exercise such call spread options and settle such call spread options in cash or in kind, provided that (A) such call spread options shall have a call premium in an aggregate amount not to exceed the lesser of 20% of the gross proceeds raised via such offerings and $35,000,000 and (B) the gross proceeds of such offerings shall be no less than $60,000,000 in the aggregate.”
     2.4 Section 9.9(b). Section 9.9(b) is hereby amended and restated in its entirety as follows:
“(b) Redemption of Second Lien Notes; Amendment of Second Lien Term Loan Documents. Borrower will not, and will not permit any Restricted Company to: (i) prior to the date that is ninety-one (91) days after the Stated-Termination Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Second Lien Notes, provided that Borrower may optionally prepay the Second Lien Notes, including refinancings thereof, if (A) no Potential Default or Default has occurred and is continuing or would exist after giving effect to such prepayment or refinancing, and (B) after giving effect to such prepayment or refinancing, Borrower would have at least $25,000,000 of unused availability under the then effective Borrowing Base, or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Second Lien Term Loan Document if (A) the effect thereof would be to shorten the maturity of the Second Lien Notes or shorten the average life or increase the amount of any payment of principal thereof or increase the rate or add call or pre-payment premiums or shorten any period for payment of interest thereon, (B) such action requires the payment of a consent fee (howsoever described), (C) such action adds additional Property as collateral to secure the Second Lien Notes unless Borrower complies with Section 5.6 or (D) such action adds any covenants or defaults without this agreement being contemporaneously amended to add substantially similar covenants or defaults, provided that the foregoing shall not prohibit the execution of supplemental agreements to add guarantors if required by the terms thereof provided that any such guarantor also guarantees the Obligation pursuant to a written guaranty in form and substance satisfactory to Administrative Agent and each of Borrower and such guarantor otherwise complies with Section 5.1.”
     2.5 Article X. Article X is hereby amended by adding a Section 10.4 to read as follows:
“Section 10.4 Asset Coverage Ratio. During the period that any of the Second Lien Notes are outstanding, as of any date of determination, the ratio of Total PV then in effect to Total Debt (excluding the Convertible Notes) as of such day shall not be less than 1.5 to 1.0.”
     2.6 Section 10.3. Section 10.3 is hereby amended and restated in its entirety as follows:
“Section 10.3 Total Debt to EBITDAX Ratio. The ratio of Total Debt of the Companies as of any day to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than (a) 4.25 to 1.0, for all fiscal quarters beginning with the fiscal quarter ending June 30, 2007 and ending with the fiscal quarter ending December 31, 2007 and (b) 3.5 to 1.0, commencing with the fiscal quarter ending March 31, 2008 and thereafter; provided, however, if Borrower enters into the Second Lien Term Loan Agreement, the ratio of Total Debt (excluding the Convertible Notes) as of any day to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 3.0 to 1.0, commencing with the fiscal quarter in which Borrower enters into the Second Lien Term Loan Agreement and thereafter.”
     2.7 Section 11.12. Section 11.12 is hereby amended and restated in its entirety as follows:
“The Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against Borrower or any party thereto or holder of any Second Lien Notes or shall be repudiated by any of them, or cause the Liens of the Second Lien Term Loan Documents to be senior or pari passu in right to the Liens of this agreement, or any payment by Borrower or any guarantor in violation of the terms of the Intercreditor Agreement.”
     2.8 Schedule 9.2. Item #8 on Schedule 9.2 is hereby amended and restated as follows:

“8. Debt under the Second Lien Notes and any guarantees thereof, the principal amount of which Debt does not exceed $100,000,000 in the aggregate, and any refinancing or replacement thereof, subject to the Intercreditor Agreement.”.
     2.9 Schedule 9.8. Schedule 9.8 is hereby amended by adding the following item #13:
“13. Payment of the purchase price for any call spread option permitted by Section 9.9(a).”
          Section 3. Interim Redetermination of the Borrowing Base and Conforming Borrowing Base. The Borrowing Base in effect as of the date hereof is acknowledged by Borrower, Administrative Agent and the Lenders party hereto to be $170,000,000. The Conforming Borrowing Base in effect as of the date hereof is acknowledged by Borrower, Administrative Agent and the Lenders party hereto to be $150,000,000. Notwithstanding the foregoing, if Borrower enters into the Second Lien Term Loan Agreement prior to the date of the next scheduled redetermination pursuant to Section 2.6(b), then (i) upon receipt by Borrower of the initial advance under the Second Lien Term Loan Agreement, the Borrowing Base and the Conforming Borrowing Base shall be $150,000,000 and at such time, the Conforming Borrowing Base shall no longer be in effect, and (ii) to the extent the outstanding principal balance of the Second Lien Notes exceeds $50,000,000, then the Borrowing Base then in effect shall be further reduced by an amount equal to 0.30 multiplied by the outstanding principal balance of the Second Lien Notes in excess of $50,000,000. Such calculation shall exclude any original issue discount. In each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date such loans are made, effective and applicable to Borrower, the Administrative Agent, the Issuing Lenders and the Lenders on such date until the next redetermination or modification thereof hereunder. The Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.18(c) or Section 9.10(e).
          Section 4. Conditions Precedent. This Eighth Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 14.8 of the Credit Agreement) (the “Effective Date”):
     4.1 The Administrative Agent shall have received from the Determining Lenders, Borrower and the Guarantors, counterparts (in such number as may be requested by Administrative Agent) of this Eighth Amendment signed on behalf of such Persons.
     4.2 No Default shall have occurred and be continuing, after giving effect to the terms of this Eighth Amendment
     4.3 The Administrative Agent shall have received such other documents as Administrative Agent or special counsel to Administrative Agent may reasonably request.

          Section 5. Miscellaneous.
     5.1 Confirmation. The provisions of the Credit Agreement, as amended by this Eighth Amendment, shall remain in full force and effect following the effectiveness of this Eighth Amendment.
     5.2 Second Lien Term Loan Proceeds. Borrower and each Guarantor hereby covenants and agrees that all of the proceeds of any loans made pursuant to the Second Lien Term Loan Agreement will be used, upon receipt of such loan proceeds, to prepay Principal Debt and accrued and unpaid interest up to the date of prepayment according to the terms of the Credit Agreement without a termination of any of the Commitments.
     5.3 Ratification and Affirmation; Representations and Warranties. Borrower and each Guarantor hereby (a) acknowledges the terms of this Eighth Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended or modified hereby, notwithstanding the amendments and modifications contained herein and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Eighth Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default has occurred and is continuing and (iii) since November 17, 2005, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Event.
     5.4 Loan Document. This Eighth Amendment is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.
     5.5 Counterparts. This Eighth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Eighth Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
     5.6 NO ORAL AGREEMENT. THIS EIGHTH AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.
     5.7 GOVERNING LAW. THIS EIGHTH AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[SIGNATURES BEGIN NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed as of the date first written above.

BORROWER:	GOODRICH PETROLEUM COMPANY, L.L.C.

	By:	/s/ David R. Looney

	Name:	David R. Looney
	Title:	Executive Vice President
& Chief Financial Officer

GUARANTOR:	GOODRICH PETROLEUM CORPORATION

	By:	/s/ David R. Looney

	Name:	David R. Looney
	Title:	Executive Vice President
& Chief Financial Officer

Signature Page to Eighth Amendment to A&R Credit Agreement

ADMINISTRATIVE AGENT:	BNP Paribas, as a Lender and as Administrative Agent

	By:	/s/ Betsy Jocher

	Name:	Betsy Jocher
	Title:	Director

	By:	/s/ Polly Schott

	Name:	Polly Schott
	Title:	Vice President

Signature Page to Eighth Amendment to A&R Credit Agreement

LENDER:	Comerica Bank, as Lender

	By:	/s/ Josh Strong

	Name:	Josh Strong
	Title:	Assistant Vice President

Signature Page to Eighth Amendment to A&R Credit Agreement

LENDER:	BMO Capital Markets Financing, Inc. (formerly known as Harris Nesbitt Financing, Inc.), as Lender

	By:	/s/ James Whitmore

	Name:	James Whitmore
	Title:	Managing Director

Signature Page to Eighth Amendment to A&R Credit Agreement

LENDER:	Deutsche Bank Trust Company Americas, as Lender

	By:	/s/ Dusan Lazarov

	Name:	Dusan Lazarov
	Title:	Vice President

	By:	/s/ Omayra Laucella

	Name:	Omayra Laucella
	Title:	Vice President

Signature Page to Eighth Amendment to A&R Credit Agreement